EXHIBIT 10.1

AMENDMENT 4 TO THE MASTER SERVICES AGREEMENT

BETWEEN

VONAGE NETWORK INC. AND TELECOMMUNICATION SYSTEMS, INC.

WHEREAS Vonage Network Inc. (“Vonage”) and TeleCommunication Systems, Inc. (“TCS”) are parties to the Master Services Agreement dated June 8, 2005 (the “Agreement”);

WHEREAS effective this 25th day of June, 2007, the parties wish to modify and amend the Agreement;

WHEREAS the parties acknowledge that all of the definitions and terms shall have the same meaning in this Amendment to the Agreement between Vonage and TCS (“Amendment”) as the definitions and terms in the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree that the Exhibit A to the Agreement between Vonage Network Inc. and TeleCommunication Systems, Inc. shall be amended as follows:

1. Section 2.4.6 identified as “Operator Routing Support Service” within Exhibit A of the Agreement will include the following additional language:

If a TCS call taker answers a Vonage VoIP 9-1-1 call and the caller disconnects the call but the line remains active the TCS call taker shall disconnect the line only in situations where no audio exists on the call. The disconnection of the line does not relieve TCS of its obligation to (i) contact the appropriate PSAP and request that emergency services be dispatched to the physical location on file for the Vonage VoIP 9-1-1 caller, or (ii) obtain a physical location for the Vonage VoIP caller from Vonage if TCS does not have the location on file and request that the appropriate PSAP dispatch emergency services to the caller’s location. To the extent that TCS’ disconnection of a line with no audio is the cause of a claim by a third party, then Vonage shall indemnify and hold TCS harmless against and from that claim, provided that (i) TCS promptly provides written notice of the claim and reasonable cooperation, information and assistance in connection therewith and (ii) Vonage shall in no event have a duty to indemnify or hold harmless unless it receives such notice and has the opportunity to control the response to the situation. Vonage shall regularly keep TCS apprised of the status of such claim and in no event shall Vonage have the authority to admit liability on TCS’ behalf, compel TCS to admit liability, or agree to a settlement that would require TCS itself to make a payment.

2. Amendments. This Amendment may not be modified, except via a writing executed by both Parties.

3. Entire Agreement. This Amendment (a) constitutes the entire understanding of the Parties with respect to the matters addressed in it and (b) supersedes any and all prior representations, agreements, or understandings, whether oral or written, relating to those matters.

4. This Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Electronically delivered and scanned executed documents will be considered originals for purposes of confirming an enforceable agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

VONAGE NETWORK Inc.		TELECOMMUNICATION SYSTEMS, Inc.

By:	/s/ Timothy Smith	By:	/s/ Richard A. Young
Print Name:	Timothy Smith	Print Name:	Richard A. Young
Title:	President, Vonage Network	Title:	Executive Vice President & COO